Exhibit 99(a)

                                 NCT Group, Inc.

                                  NEWS RELEASE

CONTACTS: Joanna Lipper
          NCT Group, Inc.
          (203) 226-4447 ext. 3506
          (203) 226-3123 (fax)
          jlipper@nctgroupinc.com

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                       NCTI REPORTS THIRD QUARTER RESULTS
                       ----------------------------------

WESTPORT, Conn. November 14, 2005 - NCT Group, Inc. (OTCBB: NCTI) reported that total revenue for the three months ended September 30, 2005 was $1.0 million compared to $1.4 million for the same period in 2004. The decrease of $0.4 million was primarily due to the company having fully recognized previously deferred license fee revenue from New Transducers Ltd. as of March 31, 2005. Net loss for the three months ended September 30, 2005 was $26.2 million compared to a net loss of $10.4 million for the same period a year ago. A significant portion of this net loss was attributable to interest expense of $18.0 million for the three months ended September 30, 2005 compared to interest expense of $11.4 million for the same period a year ago.

     The company reported that total revenue for the nine months ended September 30, 2005 was $3.6 million compared to $4.1 million for the same period in 2004. Net loss for the nine months ended September 30, 2005 was $59.9 million compared to a net loss for the same period a year ago of $36.2 million. Interest expense was $45.0 million for the nine months ended September 30, 2005 compared to interest expense of $29.0 million for the same period a year ago. This increase in interest expense was attributable to both an overall increase in short-term debt and non-cash and other charges related to the debt.

     "While interest expense continues to be a challenge, we are encouraged by the opportunities for commercialization of our latest version of Artera Turbo. The clientless implementation delivers bandwidth optimization and speed for web based activities with one installation at the network level, instead of loading software on every individual user's workstation," said Michael J. Parrella, Chairman and CEO. "Last month, we announced that Siemens plc, one of the world's largest companies, has signed an agreement to distribute Artera Group technology and products under the name Siemens Bandwidth Accelerator. Siemens is focused primarily on large-scale service providers and enterprises and will bundle and integrate Artera Group technology as a component of its comprehensive expertise

NCTI REPORTS THIRD QUARTER RESULTS - p.2

to create complete, customized solutions for its customers. Artera Group will receive a monthly share of the service revenue generated by worldwide sales of the Siemens Bandwidth Accelerator. We also introduced the clientless product to service providers last month at the ISP Con show, and the solution was well received by this audience for its bandwidth reduction and significant support cost savings."


About NCT Group, Inc.

NCT Group, Inc. is a publicly-traded, high-tech company with a strong technology base. NCTI is rich in intellectual property with over 500 patents and related rights. The company's major focus is the development of its communications subsidiaries. Artera Group, Inc. is a provider of breakthrough "last mile"
optimization technology for residential, small business and enterprise applications, called Artera Turbo(TM). Pro Tech Communications, Inc. (OTCBB:
PCTU) engineers, designs and distributes audio and communications headsets and other products for call centers, business users, industrial users and consumers. NCTI also has strategic licensing relationships with manufacturers for integration of certain NCTI technologies into products and applications. For more information visit
www.nctgroupinc.com.
--------------------
                                      # # #

NCT GROUP, INC.
(Unaudited)


------------------------------------------------------------------------------------------------------------
                                                 For The Three Months                For The Nine Months
                                                  Ended September 30,                Ended September 30,
------------------------------------------------------------------------------------------------------------
(In millions, except per share        2004            2005              2004               2005
 data)                                ----            ----              ----               ----
Total revenue                     $    1.4         $    1.0           $    4.1         $    3.6

Operating costs and expenses      $    3.7(a)      $    3.3(a)        $  10.6(b)       $    9.2(b)

Other (income) expense, net       $(3.2)(c)(d)     $    5.9(d)        $ 0.7(c)(e)      $    9.3(e)

Interest expense, net             $   11.4         $   18.0           $  29.0          $    45.0

Net loss                          $ (10.4)(a)      $ (26.2)(a)        $ (36.2)(b)      $ (59.9)(b)

Net loss per share                $ (0.02)(f)      $ (0.03)(g)        $ (0.06)(h)      $ (0.09)(i)

Weighted average number of
  common shares outstanding                    645.0            690.3             645.0            658.3
------------------------------------------------------------------------------------------------------------

Footnotes:

(a)  Includes depreciation and amortization of approximately $0.1 million.
(b) Includes approximately $0.3 million and $0.2 million of depreciation and amortization, for the three months ended September 30, 2004 and 2005, respectively.

NCTI REPORTS THIRD QUARTER RESULTS - p.3

(c) Includes gain on dissolution of Artera Group International Limited of $4.6 million.
(d) Includes $1.3 million and $5.6 million of default penalties on debt, for the three months ended September 30, 2004 and 2005, respectively
(e) Includes $4.7 million and $8.5 million of default penalties on debt, for the nine months ended September 30, 2004 and 2005, respectively
(f) The loss per share for the three months ended September 30, 2004 includes preferred stock dividends of $0.2 million, non-conversion/exchange charges of $1.2 million and non-registration charges of $0.3 million.
(g) The loss per share for the three months ended September 30, 2005 includes preferred stock dividends of $0.3 million, a reversal of prior periods non-conversion/exchange charges of $6.3 million and non-registration charges of $1.2 million.
(h) The loss per share for the nine months ended September 30, 2004 includes preferred stock dividends of $1.1 million, non-conversion/exchange charges of $4.4 million and non-registration charges of $1.1 million.
(i) The loss per share for the nine months ended September 30, 2005 includes preferred stock dividends of $0.8 million, a reversal of prior periods non-conversion/exchange charges of $6.3 million and non-registration charges of $3.6 million.


Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to: NCTI's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; its ability to repay or refinance indebtedness as it becomes due; the results of litigation; general economic and business conditions; the level of demand for NCTI's products and services; the level and intensity of competition in the technology industry; NCTI's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. NCTI undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting NCTI's business and prospects are discussed in greater detail in NCTI's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at http://www.sec.gov.